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Exhibit 99.1


                               UroMed Corporation
                                   64 A Street
                                Needham, MA 02194
                        (617) 433-0033 Fax (617) 433-0032



                             FOR IMMEDIATE RELEASE

         Corporate Investor Contact:       Corporate Media Contact:
         Kristen Galfetti                  Larry Cronin
         Manager, Investor Relations       Director, Marketing Communications
         Tel: (781) 433-0033 Ext. 329      Tel: (781) 433-0033 Ext. 252




           UroMed Corporation Stockholders Approve Reverse Stock Split



         NEEDHAM, MA, May 15, 1998 - UroMed Corporation (NASDAQ:URMD) announced today that at the 1998 meeting of shareholders held this morning, shareholders approved a one-for-five reverse stock split. The company expects the reverse split to take effect before trading begins on May 19, 1998. The reverse split will reduce the company's outstanding shares to approximately 5 million, from
26.8 million shares outstanding. The reverse stock split action was taken to meet Nasdaq's continued listing requirements.

         UroMed, founded in October 1990, is dedicated to establishing itself as a leader in the development of male and female healthcare products. UroMed has developed or acquired technology in three core areas: prostate cancer, urinary incontinence, and breast cancer. UroMed's direct hospital-based business lines include its CaverMap-TM- Surgical Aid, intended to aid physicians in preserving vital nerves during prostate cancer surgery, Iodine125 prostate cancer brachytherapy seeds and its BEACON Technology System-TM-, a minimally invasive incontinence surgical line. UroMed's office-based continuum of continence care product lines include the Reliance-Registered Trademark-Insert, the INTROL-Registered Trademark- BladderNeck Support Prosthesis, and the Impress-TM- Softpatch. In breast cancer screening, UroMed is developing its investigational BreastExam-TM-, BreastCheck-TM- and Breast View-TM-electronic palpation technology in order to aid physicians and patients in the
important mission of finding suspicious breast lumps earlier.   UroMed also
continues to dedicate resources to the development and/or acquisition of product lines that fit into UroMed's strategic platform.

                                                                  ###

INTROL-Registered Trademark- Bladder Neck Support Prosthesis and Reliance-Registered Trademark- Urinary Control Insert are registered trademarks of UroMed Corporation. Impress-TM- Softpatch, PelvicFlex-TM- Personal Trainer Video , BEACON Technology System-TM-, BreastCheck-TM- BreastExam-TM-BreastView-TM- and CaverMap-TM- Surgical Aid are trademarks of UroMed Corporation.